Exhibit 99.1

Lpath Announces 1-for-14 Reverse Stock Split

SAN DIEGO, June 9, 2016 — Lpath, Inc. (NASDAQ: LPTN) announced a 1-for-14 reverse split of the company’s issued and outstanding common stock, effective as of 5:00 p.m. EDT on June 10, 2016. Beginning at the opening of trading on June 13, 2016, Lpath’s common stock will begin trading on a split adjusted basis, and the number of common shares outstanding will be decreased from approximately 33.1 million pre-split to 2.36 million shares post-split.

The primary purpose of the reverse split is to maintain the company’s listing on The NASDAQ Capital Market®. As was previously disclosed, the Lpath Board has engaged a financial advisory firm to explore strategic alternatives, including possible mergers and business combinations, a sale of part or all of Lpath’s assets, collaboration and licensing arrangements and/or equity and debt financings. This strategic process is active and ongoing, and includes a range of interactions with potential parties. While there is no assurance that a strategic transaction will be completed, the company believes that maintaining Lpath’s NASDAQ listing is important to the potential value of those transactions.

In order to maintain its listing, Lpath’s common stock must close above $1.00 for 10 consecutive trading days before July 5, 2016.  Based on current trading prices, the company expects that the reverse stock split will enable Lpath’s common stock to close above $1.00 and comply with the NASDAQ listing requirements on a timely basis.

As of the effective date, every 14 shares of issued and outstanding common stock will be converted into one share of common stock, with all fractional shares being rounded up to the nearest whole share. Proportional adjustments will be made to Lpath’s warrants, stock options and equity-compensation plans. The reverse stock split will have no effect on the company’s authorized shares of common stock.

Lpath’s common stock will continue to trade under the existing ticker symbol “LPTN” and under a new CUSIP number (548910405.)

It is not necessary for stockholders of the company to exchange their existing Lpath stock certificates for new stock certificates in connection with the reverse stock split, although stockholders may do so if they wish. Stockholders should direct any questions regarding the reverse stock split to their broker or Lpath’s transfer agent, Nevada Agency and Transfer Company, at (775) 322-0626.

Additional information about the reverse stock split can be found in the company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2016, a copy of which is also available at www.sec.gov or at www.lpath.com under SEC Filings on the Investor Relations page.

About Lpath

San Diego-based Lpath, Inc. (NASDAQ: LPTN) is the category leader in lipid-targeted therapeutics. The company’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind and inhibit bioactive lipids that contribute to disease. The company has developed three drug candidates, has advanced all three into clinical trials, and built evidence to support its approach of targeting bioactive lipids to treat a wide range of diseases. For more information, visit www.lpath.com.

About Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include but are not limited to, statements regarding the Company’s ability to negotiate and consummate a strategic transaction on a timely basis and on terms acceptable to our stockholders, the benefits and other desired results of the reverse stock split, the Company’s ability to regain compliance with the continued listing requirements of The NASDAQ Capital Market and the ability to maintain its listing on The NASDAQ Capital Market. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the Company may be unable to complete a strategic transaction or secure additional capital in order to carry out its planned activities beyond the third quarter of 2016; the Company may be unable to complete its preclinical-development and clinical-development plans, on a timely basis or at all; the final results of the Company’s preclinical studies and clinical trials may be different from the Company’s studies or interim clinical data results and may not support further clinical development and/or the commercialization of its drug candidates; the Company may not successfully complete its existing and any additional clinical trials for its drug candidates, or the project funded by the DMRDP, on a timely basis, or at all; the Company may not be successful in maintaining its listing on The NASDAQ Capital Market, which could seriously harm the liquidity of our stock and our ability to raise capital or complete a strategic transaction; the Company’s current product candidate portfolio is limited and in the early stages of clinical development, which could limit its ability to raise the funds required to support its operations and the future development of its drug candidates; and the Company may fail to obtain required governmental approvals for any of its drug candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 22, 2016 and its quarterly report on Form 10-Q filed with the SEC on May 10, 2016. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:

Gary Atkinson
Interim Chief Executive Officer
Lpath, Inc.
858-926-3202
gatkinson@lpath.com

PUBLIC RELATIONS CONTACT:

Canale Communications
Pam Lord

619-849-6003

Pam@canalecomm.com

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